Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:

Heide Erickson

Capella Education Company

612-977-5172

Heide.Erickson@capella.edu

Media Contact:

Irene Silber

Capella Education Company

612-977-4132

Irene.Silber@capella.edu

Capella Education Company Reports Second Quarter 2007 Results

Revenue and Enrollment Each Increase by 24 Percent

MINNEAPOLIS, Aug. 2, 2007—Capella Education Company (NASDAQ: CPLA), a provider of exclusively online post-secondary education through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2007.

•	Revenues for the three months ended June 30, 2007 increased by 23.9 percent to $53.9 million, compared to $43.5 million in the second quarter of 2006.

•	Total active enrollment reached 19,942, an increase of 24 percent over the same period in 2006. Eighty-four percent of Capella learners are enrolled in graduate programs.

•	Operating income in the three months ended June 30, 2007, was $6.0 million or 11.1 percent of revenue, compared to $4.2 million or 9.7 percent of revenue during the same period in 2006.

•	The tax rate for second quarter 2007 was 32.6 percent, compared to 41.9 percent for the same period in 2006, due to the continued implementation of tax planning strategies.

•	Net income for the second quarter 2007 was $4.8 million, compared to $3.1 million in the second quarter of 2006.

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Capella Education Company Reports Second Quarter 2007 Results

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Diluted net income per share was $0.28 in the second quarter of 2007, compared to $0.25 in the second quarter of 2006. The weighted average number of diluted shares outstanding in the second quarter 2007 was 17.2 million shares, up from 12.0 million during the same period in 2006 and 16.7 million during the first quarter of 2007. The increase in the weighted average number of diluted shares outstanding is primarily related to the initial public offering, completed in Nov. 2006, and a follow-on offering, completed in May 2007.

For the six months ended June 30, 2007, the Company reported:

•	Revenues increased by 25.0 percent to $106.7 million, compared to $85.4 million for the same period in 2006.

•	Operating income for the six months ended in June 30, 2007, was $11.0 million or 10.3 percent of revenue, compared to $6.1 million or 7.1 percent of revenue during the same period in 2006.

•	The tax rate was 34.6 percent, compared to 41.7 percent for the same period in 2006. The decrease in the tax rate was primarily due to the continued implementation of tax planning strategies.

•	Net income year-to-date in 2007 was $8.6 million or $0.51 per weighted average number of diluted shares outstanding compared to $4.7 million or $0.39 for the same period in 2006.

“Revenue, active enrollment, and new enrollment were strong for the second quarter and year-to-date,” said Stephen Shank, chairman and chief executive officer of Capella Education Company. “We are successfully executing against our operating strategy, leveraging our exclusively online, data-rich environment and investing in the long-term success of Capella. We continued to invest in new academic programs and specializations to meet the needs of professions in our targeted markets of education, health and human services and business and technology. In addition, we implemented an additional module of our Enterprise Resource Planning system to increase our efficiencies, analytical capabilities and our ability to serve our growing learner community,” continued Shank. “We believe that our fundamental emphasis on delivering exceptional learner experience and learning outcomes, combined with our targeted strategies, will serve our learners and is the key to our future success,” concluded Shank.

Balance Sheet and Cash Flow

As of June 30, 2007, the Company had cash, cash equivalents, and marketable securities of $109.3 million and no debt, compared to $87.7 million in cash, cash equivalents, and marketable securities and $12,000 in debt at year-end 2006. Cash flow from operations year-to-date in 2007 was $14.0 million compared to $11.1 million in the same period in 2006. Cash flow from operations year-to-date in 2007 was decreased by $2.0 million, compared to $28,000 in the same period in 2006, related to the tax impact associated with stock option exercises. This was offset by increases in the same amounts in cash flow from financing activities during the same periods. Capital expenditures were $10.3 million for the six months ended June 30, 2007, which compares to $6.6 million in capital

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Capella Education Company Reports Second Quarter 2007 Results

expenditures in the same period in 2006. The Company continues to invest in an Enterprise Resource Planning system, scheduled for completion in 2008. Depreciation and amortization was $4.8 million for the six months ended June 30, 2007 and $4.1 million for the same period in 2006.

Outlook

For the third quarter ending Sept. 30, 2007, enrollment is expected to grow by 22 to 23 percent and revenue by approximately 23.0 to 23.5 percent compared to the third quarter of 2006. The operating margin is anticipated to be approximately 10.0 to 10.5 percent of total revenue. The third quarter 2007 and annual tax rate is currently projected to be about 35 percent.

“Reflecting on our first half results and third quarter’s expectations, we are now projecting our full-year increase in revenue to be in the range of 22.5 to 23.5 percent, an increase from our previous expectations,” said Lois Martin, chief financial officer of Capella Education Company. “Total enrollments are now expected to be at the high end of our previous guidance of 20 to 22 percent growth. We are expecting annual operating margins to increase to 11.5 to 12.5 percent of revenue,” concluded Martin.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management’s good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; regional accreditation standards and state and regional regulatory requirements; changes in funding for Title IV programs; responding to governmental inquiries into our financial aid practices; attracting and retaining learners; updating and expanding the content of existing programs and developing new programs; the review of our business and financial aid practices by governmental authorities, including issuance of draft and final audit reports of the Office of Inspector General of the U.S. Department of Education arising out of its ongoing compliance audit of Capella University; changes in applicable federal and state laws and

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Capella Education Company Reports Second Quarter 2007 Results

regulations and accrediting agency policies; maintaining and expanding existing commercial relationships with employers and developing new such relationships; our failure to keep up with advances in technology important to the online learner experience; our ability to manage growth effectively; the successful implementation of our Enterprise Resource Planning system; unforeseen changes in student enrollment or our expenses; and risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included under, among others, the heading “Risk Factors” in our Form 10-K and our subsequent Form 10-Qs on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2007 results and third quarter 2007 outlook during a conference call scheduled today, Aug. 2, at 9:30 a.m. Eastern time (ET). To participate in the live call, investors should dial (866) 575-6540 (domestic) or (913) 312-1240 (international) at 9:20 a.m. (ET). The webcast will be available on the Capella Education Company Web site at www.capellaeducation.com.

A replay of the call will be available from Aug. 2 through Aug. 8, 2007, by calling (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 9741945. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company (NASDAQ: CPLA) is a national leader in online education and parent company of Capella University a regionally accredited,* online university. Capella University offers graduate degree programs in business, information technology, education, health, human services, public safety, and psychology and bachelor’s degree programs in business, information technology, health, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 19 graduate and undergraduate degree programs with 101 specializations and over 870 courses. More than 19,000 learners were enrolled as of June 30, 2007. For more information about Capella Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1-888-CAPELLA (227-3552).

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.

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Capella Education Company Reports Second Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Consolidated Balance Sheets

	As of June 30, 2007	As of December 31, 2006
	(Unaudited)
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$34,030	$22,491
Marketable securities	75,224	65,170
Accounts receivable, net of allowance of $862 at 6/30/2007 and $1,119 at 12/31/2006	6,882	7,401
Prepaid expenses and other current assets	4,819	3,703
Deferred income taxes	1,799	1,800

Total current assets	122,754	100,565
Property and equipment, net	33,179	28,749

Total assets	$155,933	$129,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,325	$5,113
Accrued liabilities	19,481	18,598
Income taxes payable	—	214
Deferred revenue	6,902	7,488
Current portion of capital lease obligations	—	5

Total current liabilities	29,708	31,418
Deferred rent	1,496	1,813
Capital lease obligations	—	7
Deferred income taxes	1,905	2,331

Total liabilities	33,109	35,569
Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 100,000
Issued and outstanding shares — 16,715 at 6/30/2007 and 16,002 at 12/31/2006	167	160
Additional paid-in capital	176,972	156,513
Accumulated other comprehensive income (loss)	(21)	(7)
Retained earnings (accumulated deficit)	(54,294)	(62,921)

Total shareholders’ equity	122,824	93,745

Total liabilities and shareholders’ equity	$155,933	$129,314

Capella Education Company Reports Second Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands, except per share amounts)
Revenues	$53,918	$43,518	$106,742	$85,376
Costs and expenses:
Instructional costs and services	24,587	20,967	48,110	41,342
Marketing and promotional	16,850	13,264	35,170	27,573
General and administrative	6,518	5,084	12,499	10,374

Total costs and expenses	47,955	39,315	95,779	79,289

Operating income	5,963	4,203	10,963	6,087
Other income, net	1,132	1,055	2,224	1,971

Income before income taxes	7,095	5,258	13,187	8,058
Income tax expense	2,312	2,203	4,560	3,361

Net income	$4,783	$3,055	$8,627	$4,697

Net income per common share:
Basic	$0.29	$0.26	$0.53	$0.40

Diluted	$0.28	$0.25	$0.51	$0.39

Weighted average number of common shares outstanding:
Basic	16,401	11,689	16,209	11,671

Diluted	17,213	12,013	16,957	12,001

Capella Education Company Reports Second Quarter 2007 Results

CAPELLA EDUCATION COMPANY

Unaudited Other Information

(In thousands, except enrollment amounts)

	Six Months Ended June 30,
	2007	2006
Depreciation and amortization	$4,750	$4,096
Net cash flow provided by operating activities	13,994	11,064
Capital expenditures	10,253	6,595

Enrollment by Degree(a):	June 30,		% Change
	2007	2006
Doctoral	8,033	6,868	17.0%
Master’s	8,668	6,557	32.2%
Bachelor’s	3,126	2,542	23.0%
Other	115	111	3.6%

Total	19,942	16,078	24.0%

(a)	Enrollment as of June 30, 2007 and 2006 is the enrollment as of the last day of classes for the quarter ended June 30, 2007 and 2006, respectively.